Exhibit 4.2(1)

SHAREHOLDER VOTING AND CONTROL AGREEMENT

by and among

MPI HOLDINGS, L.L.C.,

GE CAPITAL EQUITY INVESTMENTS, INC.

and

EMPI, INC.

Dated as of August 31, 1999

SHAREHOLDER VOTING AND CONTROL AGREEMENT

THIS SHAREHOLDER VOTING AND CONTROL AGREEMENT (“Agreement”) dated as of August 31, 1999, is entered into by and among EMPI, INC., a Minnesota corporation (the “Company”), MPI HOLDINGS, L.L.C., a Delaware limited liability company (“Carlyle”), and GE CAPITAL EQUITY INVESTMENTS, INC., a Delaware corporation (“GE Equity”) (individually, a “Party” and collectively, the “Parties”), with reference to the following facts:

RECITALS

A. Carlyle and GE Equity have each entered into a separate Subscription Agreement with El Merger Corp. (“Merger Sub”) dated as of August 27, 1999 (the “Subscription Agreements”), pursuant to which each of Carlyle and GE Equity have subscribed for and agreed to purchase from Merger Sub, and Merger Sub has agreed to issue and sell to each of Carlyle and GE Equity, shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”).

B. As an inducement to and a condition of the purchase of shares of Merger Sub Common Stock by Carlyle and GE Equity, the Parties are entering into this Agreement.

C. Immediately after consummation of the transactions contemplated in the Subscription Agreement, Merger Sub will be merged (the “Merger”) with and into the Company, and upon consummation of the Merger, the Company will become the surviving corporation and the successor of Merger Sub.

D. Carlyle and GE Equity, who upon consummation of the transactions contemplated by the Subscription Agreement and upon consummation of the Merger, will be the holders of all of the outstanding shares of Common Stock, deem it in their best interests and in the best interests of the Company to provide for the consistent and uniform management of the Company and desire to enter into this Agreement in order to effectuate that purpose and to set forth their respective rights and obligations in connection with their investment in the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in this Agreement, and subject to the terms and, conditions stated herein, the Parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” or “Affiliates” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether by contract, through one or more intermediaries, or otherwise.

“Closing Date” means the closing date of the Merger.

“Common Stock” means the common stock, par value $.01 per share, of the Company.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Securities” shall mean any shares of capital stock of the Company, whether now authorized or not, and any rights, options or warrants to purchase securities of any type which are, or may become, convertible into capital stock of the Company.

“Securities Act” means the Securities Act of 1933, as amended, and as may be amended from time to time, including the rules and regulations thereunder.

“Shareholder” and “Shareholders” means Carlyle, GE Equity and their Affiliate transferees (and where the context so requires, other transferees).

ARTICLE 2.

BOARD OF DIRECTORS

2.1 Appointment and Elections. Upon consummation of the Merger, the Company’s Board of Directors shall have one Director, who shall be Glenn Youngkin. Immediately after consummation of the Merger, the Company’s Board of Directors shall be initially increased to a total of six (6) directors, consisting of (i) the Chief Executive Officer of the Company, (ii) one (1) individual designated by GE Equity (so long as GE Equity owns at least 5% of the outstanding Common Stock of the Company) and (iii) four (4) individuals designated by Carlyle. Effective immediately after consummation of the Merger, the initial Board of Directors of the Company shall consist of Joseph E. Laptewicz, Jr., [GE Representative], Glenn Youngkin, Robert Dahl, Walter Jin, and [Carlyle representative] (the “Initial Directors”). All Shareholders agree to vote or execute a written consent to effect the election of such Initial Directors to take office immediately upon the Closing Date. The size of the Board of Directors may be increased or decreased by the vote of a majority of the Board of Directors; provided that, so long as GE Equity owns as least 5% of the outstanding Common Stock, GE Equity shall have the right to designate one (1) director.

2.2 Observers. So long as GE Equity is a shareholder of the Company, GE Equity shall have the right to appoint one nonvoting observer (“Observer”) to each of the compensation committee, audit committee and acquisition committee, if and when such committees are formed. In the event that GE Equity does not have the right to designate a director to the Board of Directors and so long as GE Equity is a shareholder of the Company, GE Equity shall have the right to appoint one nonvoting Observer to the Board of Directors.

2.3 Removal. If a director of the Company (i) has been designated by GE Equity and GE Equity requests by written notice to Carlyle and the Company that such director be removed (with or without cause), or (ii) has been designated by Carlyle and Carlyle requests by written notice to GE Equity and the Company that such director be removed (with or without cause), then such director shall be removed, with or without cause. Notwithstanding the foregoing, no director designated by a Party shall be removed without the prior written consent of that Party.

2.4 Vacancies. Unless otherwise provided in the Company’s By-laws, in the event that a vacancy is created on the Board of Directors of the Company at any time by death, disability, retirement, resignation, removal (with or without cause) or any other reason, the Party whose previously designated director vacated the Board of Directors of the Company shall be entitled to designate a replacement director, who shall be elected as a director; provided, that such replacement designee may not previously have been a director of the Company or any of the Company’s Subsidiaries who was removed for cause. Carlyle shall designate the individuals for any newly created Board seat, who shall be elected as a director.

2.5 Voting. At any annual or special meeting of shareholders of the Company or in any written consent executed in lieu of such a meeting of shareholders, the Shareholders shall take all other action, including by way of voting their shares of Common Stock, to give effect to the agreements contained in this Agreement, including without limitation election of the Board of Directors as set forth in Section 2.1 hereof. In order to effectuate the provisions of this Article 2, each Shareholder hereby agrees that when any action or vote is required to be taken by such Shareholder pursuant to this Agreement, such Shareholder shall use its best efforts to call, or cause the appropriate officers and directors of the Company to call, a special or annual meeting of shareholders of the Company, as the case may be, or execute or cause to be executed a consent in writing in lieu of any such meetings pursuant to applicable provisions of the Minnesota Business Corporation Act. In addition, the Company shall take all actions to give effect to the agreements contained in this Agreement.

ARTICLE 3.

TRANSFERS OF SECURITIES

3.1 General Restriction. No Shareholder shall sell, transfer, assign, pledge, convey, hypothecate or in any way alienate (“Transfer”) any Securities without complying with the terms of Article 3 and Article 4 of this Agreement.

3.2 Legend. All certificates representing Securities issued to a Shareholder shall bear the following legend in addition to any other legend required by law or by another provision of this or any other agreement:

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE OR ENCUMBRANCE OR ANY OTHER ALIENATION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDERS OF SUCH SECURITIES IN RESPECT OF THE ELECTION OF DIRECTORS AND OTHER MATTERS ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDER VOTING AND CONTROL AGREEMENT DATED AS OF AUGUST 31, 1999. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO

COST BY WRITTEN REQUEST MADE BY THE HOLDER OF

RECORD OF THIS CERTIFICATE TO THE SECRETARY OF

THE COMPANY.”

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE

HAVE NOT BEEN REGISTERED UNDER THE SECURITIES

ACT OF 1933 AND MAY NOT BE SOLD OR TRANSFERRED

UNLESS THERE IS AN EFFECTIVE REGISTRATION

STATEMENT COVERING SUCH SECURITIES OR THE

COMPANY RECEIVES AN OPINION OF COUNSEL (WHICH

COUNSEL AND OPINION ARE REASONABLY

SATISFACTORY TO THE COMPANY) STATING THAT SUCH

SALE OR TRANSFER IS EXEMPT FROM THE

REGISTRATION AND PROSPECTUS DELIVERY

REQUIREMENTS OF SUCH ACT.”

3.3 Certain Restrictions. Notwithstanding any other provision of this Agreement to the contrary, no Transfer of Securities (other than a Public Transfer (as defined in Section 3.4 below) or a Transfer pursuant to Section 4.1) may be effected unless and until the intended transferee(s) has agreed to be bound by the provisions of this Agreement (including, without limitation, those related to Transfers, the Bring-Along Rights, the Tag-Along Rights; and the Right of First Refusal to the extent then applicable), in writing in a form reasonably satisfactory to Carlyle. Each such transferee shall succeed to the obligations, and the rights, of the transferring Shareholder hereunder.

3.4 Exempt Transfers. The provisions of Article 4 shall not apply to the Transfer (an “Affiliate Transfer”) of Securities by a Shareholder to any of its Affiliates (including transfers without consideration from a Shareholder to its partners, members or stockholders), provided that the provisions of Section 3.3 have been strictly complied with. The provisions of Section 3.3 and Article 4 shall apply to the Transfer of Securities by a Shareholder in a distribution to the public pursuant to an effective registration statement under the Securities Act (a “Public Transfer”) (an Affiliate Transfer and a Public Transfer being collectively referred to as an “Exempt Transfer”).

3.5 Improper Transfer. Any attempted Transfer of any Securities not in accordance with the provisions of this Article 3 shall be null and void and neither the Company nor any transfer agent of such Securities shall give any effect to such attempted Transfer.

ARTICLE 4.

BRING-ALONG RIGHTS; TAG-ALONG RIGHTS; RIGHT OF FIRST REFUSAL

4.1 Bring-Along Rights.

(a) In the event that Carlyle propose to Transfer at least 50% of the outstanding shares of Common Stock (or rights to acquire Common Stock) of the Company to an unaffiliated third party or parties (“Third Party”), then Carlyle shall have the right (a “Bring-Along Right”), but not the obligation, to cause any other Shareholders to tender for purchase to the Third Party, on the same terms and conditions as apply to Carlyle, a pro rata number of shares of Common Stock held by such other Shareholder.

(b) If Carlyle elects to exercise its Bring-Along Right under this Article 4, then it shall so notify the other Shareholders (“Bring-Along Notice”). Each Bring-Along Notice shall set forth: (i) the name of the Third Party or Third Parties and the number of shares of Common Stock proposed to be purchased by such Third Party or Third Parties, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Third Party and a summary of any other material terms pertaining to the Transfer (“Third Party Terms”) and (iii) the number of shares of Common Stock that such other Shareholder is required to sell in such Transfer. The Bring-Along Notice shall be given at least ten (10) days before the closing of the proposed Transfer.

(c) Upon the giving of a Bring-Along Notice, each such other Shareholder shall be obligated to sell the number of shares of Common Stock required to be sold by Carlyle as set forth in the Bring-Along Notice on the Third Party Terms.

(d) At the closing of the Transfer to any Third Party pursuant to this Article 4, the Third Party shall remit to each Shareholder the consideration for the total sales price of the Common Stock of such Shareholder sold pursuant hereto, against delivery by such Shareholder of certificates for such Common Stock, duly endorsed for Transfer or with duly executed stock powers, and the compliance by such Shareholder with any other conditions to closing generally applicable to such Shareholders selling shares in such transaction.

4.2 Tag-Along Rights.

(a) Carlyle (a “Selling Shareholder”) agrees that it shall not Transfer any shares of Common Stock held by such Selling Shareholder to a Third Party (other than in Exempt Transfers, to which the provisions of this Section 4.2 do not apply), unless the terms and conditions of such Transfer shall include an offer to each of the other Shareholders to include in the transfer to the Third Party, at such other Shareholder’s option and on the Third Party Terms (as defined below), an amount of the shares of Common Stock determined in accordance with Section 4.2(c) (the “Tag-Along Rights”).

(b) The Selling Shareholder shall deliver notice to the Company and notify each other Shareholder of any proposed Transfer to which the provisions of this Section 4.2 apply (a “Sale Notice”). Each Sale Notice shall set forth: (i) the name of the Third Party and the number of shares of Common Stock proposed to be transferred, (ii) the address of the Third Party, (iii) the proposed amount and form of consideration and terms and conditions of payment offered by the Third Party and any other material terms pertaining to the Transfer (the “Third Party Terms”), and (iv) that the Third Party has been informed of the Tag-Along Rights provided for in this Section 4.2 and has agreed to abide by the terms of the Tag-Along Rights.

(c) Following delivery of a Sale Notice, each of the other Shareholders shall have the option to sell to the Third Party on the Third Party Terms an amount of shares of Common Stock equal to the number of shares of Common Stock owned by such other Shareholder equaling the lesser of (x) the number derived by multiplying (i) the total number of shares of Common Stock to be purchased by the Third Party by (ii) a fraction, the numerator of which is the aggregate number of shares of Common Stock owned by such other Shareholder and the denominator of which is the number of shares of Common Stock then owned in the aggregate by GE Equity, Carlyle and any of their Affiliate Transferees or (y) such lesser number of shares as the other Shareholder shall designate in the Tag-Along Notice (defined below). The Tag-Along Rights set forth in this Section 4.2(c) may be exercised by any other Shareholder by delivery of a written notice to the Company and the Selling Shareholder (the “TagAlong Notice”) within ten (10) days following receipt of a Sale Notice (the “Tag-Along Period”). The Tag-Along Notice shall state the number of shares of Common Stock that such other Shareholder wishes to include in such transfer to the Third Party. Upon the giving of a Tag-Along Notice, such other Shareholder shall be entitled and obligated to sell the number of shares of Common Stock set forth in the Tag-Along Notice to the Third Party on the Third Party Terms; provided, however, that neither the Selling Shareholder nor any such other Shareholder shall consummate the sale of any shares offered by it if the Third Party does not purchase all shares which the Selling Shareholder and other Shareholders are entitled and desire to sell pursuant hereto.

At the closing of the Transfer to any Third Party (of which the Selling Shareholder shall give each other Shareholder who has elected to exercise the Tag Along Right provided by this Section 4.2(b) at least five business days’ prior written notice), the Third Party shall remit to each Shareholder the consideration for the total sales price of the shares of Common Stock of such Shareholder sold pursuant thereto, against delivery by such Shareholder of certificates for such shares of Common Stock, duly endorsed or with duly executed stock powers and the compliance by such Shareholder with any other conditions to closing generally applicable to the Selling Shareholder and all other Shareholders selling shares in such transaction.

(d) If the provisions of this Section 4.2 have been complied with in all respects, the Selling Shareholder shall have the right for a 180-day period following delivery of the Sale Notice to transfer the shares of Common Stock to the Third Party on the Third Party Terms (or on other terms no more favorable to the Selling Shareholder) without further notice to other Shareholders who have not given a Tag-Along Notice, but after such 180-day period no such transfer may be made without again giving notice to all other Shareholders of the proposed transfer and complying with the requirements of this Section 4.2.

4.3 Right of First Offer.

(a) (1) If any Shareholder other than Carlyle, or any Affiliate Transferee of Carlyle or any other successor or assign of Carlyle (each a “Right of First Offer Shareholder”) desires to Transfer any or all of its shares of Common Stock or any rights to such shares (collectively the “Transfer Stock”) to any Third Party (other than in Exempt Transfers or sales under Section 4.1 above, to which the provisions of this Section 4.3 do not apply), such Right of First Offer Shareholder shall reduce to writing (the “Transfer Notice”) the terms pursuant to which it desires to issue or Transfer such Transfer Stock (a “Transfer Offer”). Such Transfer Notice shall identify the Transfer Stock and the consideration for the Transfer Stock. The Right of First Offer Shareholder shall provide the Transfer Notice to the Company and the Company shall promptly, but in no event later than five (5) Business Days following receipt of the Transfer Notice from the Right of First Offer Shareholder, provide written notice (dated the day it is given) of such Transfer Offer to all other Shareholders (the “Transfer Offerees”). The Transfer Notice shall constitute an irrevocable offer by the Right of First Offer Shareholder (“First Offer”) to sell the Transfer Stock to the Transfer Offerees at a price equal to the price contained in the Transfer Notice. The Transfer Offerees shall have the irrevocable right and option (the “Right of First Offer”) to accept the First Offer as to any or all shares of Common Stock of the Transfer Stock pursuant to the Transfer Offer. Each Transfer Offeree that desires to purchase any Transfer Stock shall provide the Right of First Offer Shareholder with an irrevocable written notice specifying the number of shares of Common Stock of the Transfer Stock which such Transfer Offeree is requesting to purchase pursuant to such Transfer Offer (including the number of shares in excess of such Transfer Offeree’s pro rata portion of the Transfer Stock (the “Excess Shares”)), which shall be binding on said Transfer Offeree for the number of shares of Common Stock in such notice of acceptance, or the lesser number of shares allocated pursuant to Section 4.3(aX2), within thirty (30) Business Days after the date of the Transfer Notice (the “Notice Period”), and shall simultaneously provide a copy to the Company. The Company shall promptly distribute such notice of acceptance to all Transfer Offerees.

(2) The allocation of Transfer Stock to Transfer Offerees pursuant to a Transfer Offer shall be made as follows:

(i) Each Transfer Offeree is entitled to purchase a number of Shares of the Transfer Stock pro rata with all other Transfer Offerees based on the respective holdings (on a fully diluted basis) of Shares of each Transfer Offeree as of the date of such Transfer Offer.

(ii) If every Transfer Offeree requests to purchase a number of shares of Common Stock of Transfer Stock equal to or greater than such Transfer Offeree’s pro rata portion, then each Transfer Offeree shall be entitled to only receive such Transfer Offeree’s pro rata portion of the Transfer Stock.

(iii) If such Transfer Offer is undersubscribed and any Transfer Offeree requests to purchase a number of shares of Common Stock equal to or less than its respective pro rata portion of the Transfer Stock, each Transfer Offeree shall (x) first, be entitled to receive the number of shares of Transfer Stock requested for purchase by such Transfer Offeree or, if less, the number of shares of Transfer Stock equal to such Transfer Offeree’s pro rata portion of the Transfer Stock, and (y) second, with respect to any Transfer Offeree requesting Excess Shares, receive that number of additional shares of Common Stock equal to the lesser of (A) the number of Excess Shares such Transfer Offeree requested and (B) such Transfer Offeree’s allocable portion of all Excess Shares based on the respective number of Shares held at the time of the Transfer Offer by each Transfer Offeree who requested Excess

Shares, applied on an iterative basis to the extent that any such Transfer Offeree’s request shall be satisfied in full without all Excess Shares being allocated.

(b) The closing of the purchases of the Transfer Stock by the Transfer Offerees that have exercised the options granted pursuant to this Section 4.3 shall take place at the principal office of the Company on the date specified in the Transfer Offer (which date shall not be less than thirty (30) business days following the date of the Transfer Notice). At such closing, such Transfer Offerees shall deliver a certified check or checks in the appropriate amount to the Right of First Offer Shareholder against delivery of certificates representing the Transfer Stock so purchased, duly endorsed in blank for transfer or accompanied by a stock power duly executed in blank. In the event that the consideration specified in the Transfer Offer is other than cash, then such Transfer Offerees, may, at their option, deliver at such closing cash, in lieu of such other consideration, in an amount equal to the fair market value of such other consideration (as agreed upon by the parties or as determined by an independent appraisal).

(c) If the provisions of this Section 4.3 have been complied with in all respects, the Right of First Offer Shareholder shall have the right for a 120-day period following delivery of the Transfer Notice to transfer the shares of Transfer Stock to the Third Party on the terms set forth in the Transfer Notice (or on other terms no more favorable to the Right of First Offer Shareholder) without further notice to the Transfer Offerees, but after such 120-day period no such transfer may be made without again giving notice to Transfer Offerees of the proposed transfer and complying with the requirements of this Section 4.3.

ARTICLE 5.

COMPANY SALE

5.1 If the Board of Directors and the holders of a majority of the outstanding shares of Common Stock approve a Company Sale (as defined below), each Shareholder agrees that he shall consent and raise no objections to such Company Sale, and if the Company Sale is structured as a sale of stock, each Shareholder shall sell all or any portion of the share of Common Stock in connection with such Company Sale on the terms and conditions approved by the Board of Directors and the holders of a majority of the outstanding shares of Common Stock. Each Shareholder hereby agrees to take all actions that the Board of Directors and the holders of a majority of the outstanding shares of Common Stock reasonably deem necessary or desirable in connection with the consummation of such Company Sale, including, without limitation, voting the shares of Common Stock in favor of such Company Sale and refraining from the exercise of statutory dissenters’ rights with respect to such Company Sale; provided that each Shareholder shall receive the same consideration per share for each share of Common Stock held by such Shareholder.

5.2 Shareholders shall bear their pro-rata share (based upon the number of shares held by Shareholder that are sold in such Company Sale) of the costs of any sale of Common Stock pursuant to a Company Sale to the extent such costs are incurred for the benefit of all holders of Common Stock and are not otherwise paid by the Company or the acquiring party.

For the purpose hereof, “Company Sale” shall mean the consummation of any transaction or series of transactions pursuant to which one or more persons or entities or group of persons or entities acquires (i) capital stock of the Company possessing the voting power sufficient to elect a majority of the members of the Board of Directors of the Company or its successor(s) (whether such transaction is effected by merger, consolidation, recapitalization, statutory share exchange, sale or transfer of the Company’s capital stock or otherwise) or (ii) all or substantially all of the assets of the Company and its subsidiaries.

ARTICLE 6.

COVENANTS

6.1 Furnishing of Annual and Quarterly Financial Statements. Following the Closing, the Company shall:

(a) deliver to Shareholders, within 90 days after the end of each fiscal year of the Company (or such additional period of time as may reasonably be required), a consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal year, together with related consolidated statements of income and changes in cash flows for such fiscal year, setting forth in comparative form financial figures for the previous fiscal year, all in reasonable detail and duly certified by independent public accountants, which accountants shall have given to the Company an opinion (as this term is defined in the published rules, regulations and pronouncements of the SEC) regarding such statements; and

(b) deliver to Shareholders, within 45 days after the end of each fiscal quarter of the Company’s fiscal year a consolidated unaudited balance sheet and unaudited statements of consolidated income and changes in cash flows as of the end of and for such fiscal quarter certified by the principal financial officer of the Company.

6.2 Rights of Access. The Company shall provide each Shareholder such access to its books and records as is reasonably requested by such Shareholder.

ARTICLE 7.

TERMINATION

7.1 Termination. This Agreement shall terminate upon the occurrence of any one of the following events:

(a) the mutual written consent of each of the parties hereto; or

(b) upon the consummation of an initial public offering of shares of Common Stock, underwritten by an underwriter selected by the Company pursuant to an effective registration statement under the Securities Act of 1933 as amended.

Upon the termination of this Agreement, the Shareholders whose Securities are legended pursuant to this Agreement shall surrender the certificates representing their shares to the Company and the Company shall issue to them in lieu thereof new certificates for an equal number of shares without the first legend set forth in Sections 3.2 of this Agreement.

ARTICLE 8.

MISCELLANEOUS

8.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, three (3) business days after the date of deposit in the United States mail, by certified mail return receipt requested (if also sent by facsimile if available at the office of the recipient), as follows:

If to Carlyle, to:

MPI Holdings, L.L.C.

1001 Pennsylvania Avenue

Suite 220 South

Washington, D.C. 20004-2505

Attention: Glenn Youngkin

Telecopier: (202) 347-1818

with a copy to:

Latham & Watkins

1001 Pennsylvania Avenue, N.W.

Suite 1300

Washington, D.C. 20004

Attention: Daniel T. Lennon

Telecopier: (202) 637-2201

If to the Company, to:

Empi, Inc.

c/o The Carlyle Group, L.P.

1001 Pennsylvania Avenue, N.W.

Suite 220 South

Washington, D.C. 20004

Attention: Glenn Youngkin

Telecopier: (202) 347-1818

with a copy to:

Latham & Watkins

1001 Pennsylvania Avenue, N.W.

Suite 1300

Washington, D.C. 20004

Attention: Daniel T. Lennon

Telecopier: (202) 637-2201

If to GE Equity, to:

GE Capital Equity Investments, Inc.

260 Long Ridge Road

Stamford, CT 06927-5000

Attention: David Gibbs

Telecopier: (203) 316-7319

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson

One New York Plaza

New York, NY 10004

Attention: Warren DeWied

Telecopier: (212) 859-8588

Any Party, by notice given in accordance with this Section 8.1 to the other Parties, may designate another address or person for receipt of notices hereunder.

8.2 Reclassification, Reorganization, Merger, etc. The rights and restrictions contained in this Agreement with respect to Securities held by any Shareholders apply to all Securities held on the date hereof and any Securities acquired in the future whether by purchase, exchange, reclassification, reorganization, stock split, dividend, any other change in the Company’s capital structure or otherwise.

8.3 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived only by a written instrument signed by the parties hereto and their respective successors and assigns. No delay on the part of any Party or Shareholder in exercising any right, power or privilege hereunder shall operate as a waiver thereof except as expressly provided herein. No waiver on the part of any Party or Shareholder of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of New York applicable to agreements made and to be performed entirely within such State (without giving effect to any conflict of laws principles which might require application of the law of a different jurisdiction), except as to any matters relating to the corporate governance or the capital stock of the Company, which shall be governed by the law of the State of Minnesota.

8.5 Binding Effect; No Assignment. Except as expressly provided herein, neither this Agreement, nor any right hereunder, may be assigned by any Party without the written consent of the other Parties. Any such assignment or attempted assignment in violation of the foregoing shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns and legal representatives.

8.6 Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties.

8.7 Headings. The headings in the Agreement are for reference only, and shall not affect the interpretation of this Agreement.

8.8 Severability. If any portion of this Agreement shall be deemed unenforceable, the remaining portions shall be valid and enforceable.

8.9 Time of Essence. Time is of the essence for each and every provision of this Agreement.

8.10 Attorneys’ Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

8.11 Request for Shareholder Approval. The Shareholders agree to respond promptly to a request for Shareholder approval with respect to any matters requiring Shareholder approval.

8.12 Management Fees/Transaction Fees. The Shareholders acknowledge and agree that pursuant to a management services agreement between the Company and TC Group, L.L.C., (i) upon or immediately following the consummation of the Merger, the Company shall pay to TC Group, L.L.C. or such affiliate as it may designate an investment banking and advisory services fee equal to $2,000,000 in connection with Merger, (ii) annually, the Company shall pay to TC Group L.L.C. or such affiliate management fee in an amount equal to $550,000 per annum, (iii) annually, the Company shall pay to GE Capital Equity Investments, Inc. or such affiliate management fee in an amount equal to $50,000 per annum, and (iv) from time to time, the Company shall pay to TC Group L.L.C. or such affiliate a transaction fee in an amount to be determined by the Board of Directors for certain acquisitions, dispositions and other transactions.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed on the date first above written.

MPI HOLDINGS, L.L.C.

By:	Glenn Youngkin
Its:	Managing Director

GE CAPITAL EQUITY INVESTMENTS, INC.

By:
Its:

EMPI, INC.

By:	Patrick D. Spangler
Its:	Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed on the date first above written.

MPI HOLDINGS, L.L.C.

By:	Glenn Youngkin
Its:	Managing Director

GE CAPITAL EQUITY INVESTMENTS, INC.

By:
Its:

EMPI, INC.

By:	Patrick D. Spangler
Its:	Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed on the date first above written.

MPI HOLDINGS, L.L.C.

By:	Glenn Youngkin
Its:	Managing Director

GE CAPITAL EQUITY INVESTMENTS, INC.

By:
Its:

EMPI, INC.

By:	Patrick D. Spangler
Its:	Chief Financial Officer